Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THIS NOTE, OR THE MAKER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

SECURED CONVERTIBLE PROMISSORY NOTE
 AND SECURITY AGREEMENT

Number: [_____]	Columbia, Maryland
$[_____]	April [_], 2010

FOR VALUE RECEIVED, the undersigned, New Generation Biofuels Holdings, Inc., a Florida corporation having its principal office located at 5850 Waterloo Road, Suite 140, Columbia, Maryland 21045 (“Maker” or “Company”) or its permitted assign, promises to pay to [INSERT NAME OF NOTE HOLDER], (“Holder”), on               , 2010 (the “Maturity Date”), the lesser of (i) the principal sum of [INSERT AMOUNT IN WORDS] ($[____]) plus interest on the outstanding principal balance and (ii) the aggregate unpaid and unconverted principal amount hereunder plus interest on the outstanding principal balance.

1.           Rate of Interest.  The outstanding principal amount of this Note from the date hereof until such principal amount is paid in full or converted as provided herein, shall bear simple interest at a rate of Ten Percent (10%) per annum.  Interest shall be payable on the earlier of the Maturity Date or on the date the principal amount is paid in full (including on the Conversion Date, as defined below, if applicable), or at the election of the Holder, interest on the portion of the principal amount being converted shall be paid on the applicable Conversion Date, as provided in Section 4.  Interest shall be calculated on a year of 360 days based upon the actual number of days elapsed.

2.           Method of Payment.  Principal and interest shall be paid in lawful money of the United States of America to the account of Holder at such account as Holder may from time to time designate to the Maker in writing.

3.           Prepayment.

(a)           Optional Prepayment.  The outstanding principal amount of this Note, together with any unpaid interest accrued thereon, may be prepaid in its entirety without penalty at the option of the Maker.

(b)           Mandatory Prepayment.

(i)           Upon the occurrence of an Event of Default (as defined in Section 6), the outstanding principal of and all accrued interest on this Note shall be accelerated and shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Maker, notwithstanding anything contained herein to the contrary.

(ii)           The Holder shall, at its sole option, have the right to require the Maker to pay the outstanding principal of and all accrued interest on this Note upon the occurrence of any of the following events:  (1) Maker  closing on an agreement to effectuate any sale or other disposition of all or substantially all of its assets, in one transaction or in a series of transactions, (2) the Maker  closing on an agreement to effectuate any consolidation or merger into another entity, or (3) any sale of a majority of the outstanding equity of the Maker (or any other event that constitutes a Change of Control of the Maker (as defined below)), in one transaction or in a series of transactions other than a transaction triggering the conversion.  Immediately upon the occurrence of either of the events set forth in clauses (1) or (2) above, or immediately upon obtaining knowledge that any person has entered into an agreement to effectuate, the event set forth in clause (3) above, the Maker shall give written notice of such event to the Holder.  “Change of Control” means any person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) that is not currently a beneficial owner of Maker’s stock, becoming the beneficial owner, directly or indirectly, of outstanding shares of stock of Maker entitling such person or persons to exercise 50% or more of the total votes entitled to be cast at a regular or special meeting of the shareholders of the Company in the election of directors (the term “beneficial owner” shall be determined in accordance with Rule 13d-3 of the Exchange Act), but excluding unexercised warrants with an exercise price in excess of the then most recent closing sale price of the Company’s Common Stock (as hereinafter defined).

4.           Conversion.  At any time prior to the Maturity Date, at the election of the Holder, all or any portion of the outstanding principal amount due under the Note and/or accrued and unpaid interest thereon shall be converted into that number of shares of common stock of the Company (“Common Stock”) equal to the quotient resulting from the division of (i) the amount being converted (principal and interest) by (ii) $0.90 per share, as adjusted as provided herein (the “Conversion Price”).  Should the Holder so elect, any accrued but unpaid interest on the portion of the Note being converted may be paid in cash at the time of, and in lieu of, conversion of such interest into Common Stock.

(a)           Conversion shall be effected by the surrender of this Note by the Holder, marked “canceled,” at the principal corporate office of the Maker together with Holder’s written notice to the Maker stating the amount to be converted (or the entire outstanding balance, as applicable) and the name or names in which the certificate or certificates for the Common Stock (the “Conversion Stock”) are to be issued.  At the time of such conversion, the Maker shall issue and deliver to the Holder a certificate or certificates for the number of shares of Conversion Stock to which the Holder is entitled.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date the Maker receives the cancelled Note and the Holder’s conversion notice (the “Conversion Date”), and the persons entitled to receive the Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Conversion Stock as of such date.  No further interest shall accrue after the Conversion Date.  No fractional shares shall be issued upon conversion of this Note and the number of shares of Conversion Stock to be issued shall be rounded down to the nearest whole share.  If less than the entire outstanding balance is converted, the Company shall issue a new Note for the remaining balance outstanding following conversion.

(b)           This Note is one of an authorized issue of the Maker’s Convertible Promissory Notes, due [_____] [_], 2010 (herein collectively called the “Notes”) issued in varying denominations pursuant to the Note and Warrant Purchase Agreement between the Maker and the holders of the Notes, dated as of April 30, 2010 (the “Purchase Agreement”), numbered consecutively and limited to the maximum aggregate principal amount of Two Million Dollars ($2,000,000). All rights and priorities of the registered owner of this Note and the indebtedness evidenced hereby shall rank pari passu in all respects with the rights and priorities accorded the registered owners of the Notes and the indebtedness evidenced thereby.

(c)           The Company shall not effect the conversion of this Note, and the Holder shall not have the right to conversion this Note, to the extent that after giving effect to such conversion, such Holder (together with such Holder’s affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted portion of this Note beneficially owned by such Person and its affiliates and (B) conversion or conversion of the unconverted or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or Notes) subject to a limitation on conversion or conversion analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of this Note, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (“SEC”), as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the transfer agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, where such request indicates that it is being made pursuant to this Note, the Company shall within two business days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or conversion of securities of the Company by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided, that any such increase will not be effective until the 61st day after such notice is delivered to the Company.

(d)          All shares of Conversion Stock issuable upon the conversion of this Note in accordance with the terms hereof will not be registered with the SEC and will not be transferable or resalable by any subscribers except as permitted pursuant to registration or exemption under the Securities Act.  Rule 144 provides that all non-affiliates who have held restricted securities of an SEC reporting company for at least six months and have not had an affiliate relationship with the issuer during the preceding three months may sell their securities without restriction or limitation, other than that the issuer must be in compliance with the rule’s current public information requirements during the six months following satisfaction of the six-month holding period requirement.  It also provides that all non-affiliates who have held restricted shares of an SEC reporting company for more than one year, may freely sell the securities without regard to any Rule 144 conditions.  The Company will undertake all reasonable efforts to comply with Rule 144’s current information requirement, including compliance with the filing and reporting requirements of section 13 or 15(d) of the Exchange Act.

(e)           The Company shall pay all expenses payable in connection with the preparation, issue and delivery of stock certificates under this section; provided, however, that the Holder shall be responsible for all transfer taxes resulting from the fact that any certificate issued in respect of Conversion Stock is not in the name of the Holder.

(f)           All shares of Conversion Stock issuable upon the conversion of this Note in accordance with the terms hereof shall be validly issued, fully paid and nonassessable, and free from all liens and other encumbrances thereon, other than liens or other encumbrances created by the Holder or restrictions upon transfer under federal or state securities laws.

(g)          If, at any time prior to the repayment in full of this Note, the number of outstanding shares of Common Stock is (i) increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, or (ii) decreased by a combination of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive the benefits of such stock dividend, subdivision, split-up, or combination, the Conversion Price shall be adjusted to a new amount equal to the product of (A) the Conversion Price in effect on such record date, and (B) the quotient obtained by dividing (x) the number of shares of Conversion Stock into which this Note would be exercisable on such record date (without giving effect to the event referred to in the foregoing clause (i) or (ii)), by (y) the number of shares of Conversion Stock which would be outstanding immediately after the event referred to in the foregoing clause (i) or (ii), if this Note had been converted immediately prior to such record date.

(h)          In case of any reclassification, reorganization or change of the outstanding Common Stock of the Company (other than as a result of a subdivision, combination or stock dividend), or in case of any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification or change of the outstanding Common Stock of the Company) at any time prior to the repayment in full of this Note, then, as a condition of such reclassification, reorganization, change, consolidation or merger, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right prior to the repayment in full of this Note to convert amounts outstanding under this Note into the kind and amount of shares of stock and other securities and property receivable upon such reclassification, reorganization, change, consolidation or merger by a holder of the number of shares of Conversion Stock of the Company which might have been purchased by the Holder immediately prior to such reclassification, reorganization, change, consolidation or merger, and in any such case appropriate provisions shall be made with respect to the rights and interest of the Holder to the end that the provisions hereof (including provisions for the adjustment of the Conversion Price and of the number of shares purchasable upon conversion of this Note) shall thereafter be applicable in relation to any shares of stock and other securities and property thereafter deliverable upon conversion hereof.

(i)           The Company shall, at all times on and after the date hereof, reserve and keep available for issuance such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion in full of this Note.

(j)           Nothing contained herein shall be construed to confer upon the holder of this Note, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Note shall have been converted and the certificates representing the Conversion Stock shall have been issued, as provided herein.

(k)          The Company will not at any time, except upon dissolution, liquidation or winding up, close its stock books so as to result in preventing or delaying the conversion of any Note.

(l)           The Holder, by accepting this Note, covenants and agrees that, at the time of conversion hereof, and at the time of any proposed transfer of Conversion Stock acquired upon conversion hereof, unless a current registration statement under the Securities Act shall be in effect with respect to the Conversion Stock to be issued upon conversion of this Note, such Holder will deliver to the Company a written statement that the securities acquired by the Holder upon conversion hereof are for the account of the Holder or are being held by the Holder as trustee, investment manager, investment advisor or as any other fiduciary for the account of the beneficial owner or owners for investment and are not acquired with a view to, or for sale in connection with, any distribution thereof (or any portion thereof) and with no present intention (at any such time) of offering and distributing such securities (or any portion thereof). The Holder agrees that certificates representing Conversion Stock may bear a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT IS IN EFFECT AS TO THESE SECURITIES OR (2) THERE IS AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION THEREFROM IS AVAILABLE.

5.           Security Agreement.

(a)           This Note shall constitute a security agreement as that term is used in the  Uniform Commercial Code (the “UCC”) and Maker hereby grants to Holder, in order to secure Maker’s obligations under this Note, a security interest in the equipment and other assets of the Maker located at its biofuels plant with an address of 5501 Pennington Ave., Baltimore, Maryland (the “Plant”) and the proceeds thereof, excluding fuel sold in the ordinary course of business (collectively, the “Secured Property”).  Terms used in this paragraph that are defined in the UCC shall have the meanings assigned thereto in Article 9 of the UCC of the State of Maryland.

(b)           Maker shall take all actions as may be required to ensure that the security interest maintained hereunder constitutes a first priority perfected security interest.  Maker will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to Holder from time to time such financing statements, certificates and other assurances or instruments and take such further steps relating to the Secured Property which Holder, upon written discretion, deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Secured Property.  Without limiting the foregoing, Maker hereby authorizes Holder to file any such financing statements as Holder shall determine to be necessary or advisable to perfect the security interest granted hereunder, without the signature of Maker.

(c)           Maker represents and warrants that (i)  it is a Florida corporation, (ii) its organizational identification number is _________, (iii) its full legal name is New Generation Biofuels Holdings, Inc. and (iv) its chief executive office is located at 5850 Waterloo Road, Suite 140, Columbia, Maryland 21045.  Maker shall not change any of the information described in this clause (c) without 30 days prior written notice to Holder and completing such action as Holder may reasonably request to protect and perfect the security interest granted hereunder.  Maker further represents and warrants that except for the liens granted hereunder, it has not granted any other liens on the Secured Property or authorized the filing of any UCC financing statement with respect thereto.

(d)           In addition to all other rights, options, and remedies granted to Holder under this Note, upon the occurrence of an Event of Default, Holder may exercise all other rights granted to it under this Note and all rights under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law, and exercise the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i)           the right to take possession of, send notices regarding, and collect directly the Secured Property, with or without judicial process, and to exercise all rights and remedies available to Holder with respect to the Secured Property under the UCC in effect in the applicable jurisdiction(s);

(ii)           the right to (by its own means or with judicial assistance) enter the Plant (provided, however, that if the Secured Property is relocated to any other premises, this subclause (ii) shall also apply to such premises) and take possession of the Secured Property, or dispose of the Secured Property on such premises in compliance with subsection (e) below, without any liability for rent, storage, utilities, or other sums, and Maker shall not resist or interfere with such action; and

(iii)           the right to require Maker at Maker’s expense to assemble all or any part of the Secured Property and make it available to Holder at any place designated by Holder.

(e)           In the case of such an Event of Default, Holder shall give the Maker not less than 10 business days prior written notice of its intended disposition of the Secured Property; provided, however, if Maker cures such an Event of Default prior to expiration of such notice period, an Event of Default will be not deemed to have occurred and Holder shall have no rights to accelerate repayment or enforce the Secured Property. Maker agrees that a notice received by it at least ten (10) business days before the time of any intended public sale, or the time after which any private sale or other disposition of the Secured Property is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by applicable law, any perishable Secured Property that threatens to decline rapidly in value or that is sold on a recognized market may be sold immediately by Holder without prior notice to Maker.  At any sale or disposition of Secured Property, Holder may (to the extent permitted by applicable law) purchase all or any part of the Secured Property, free from any right of redemption by Maker, which right is hereby waived and released.  Maker covenants and agrees not to interfere with or impose any obstacle to Holder’s exercise of its rights and remedies with respect to the Secured Property following an Event of Default.

(f)           Holder shall have the right to proceed against all or any portion of the Secured Property to satisfy the liabilities and obligations of Maker to Holder in any order.  All rights and remedies granted Holder under this Note and under any other agreement referred to in this Note, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Holder may proceed with any number of remedies at the same time until the principal, all interest, costs, expenses and other charges due under, and all other existing and future liabilities and obligations of Maker to Holder under this Note are satisfied in full.  The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Holder, upon the occurrence of an Event of Default, may proceed against Maker, and/or the Secured Property, at any time, under any agreement, with any available remedy and in any order.

(g)          Maker hereby irrevocably appoints Holder as its attorney-in-fact with right of substitution, so that Holder or any other Person empowered by Holder shall be authorized, without need of further authorization from the Maker, at any time upon the occurrence of and during the continuation of an Event of Default, in Holder’s discretion to take any and all actions authorized or permitted to be taken by Holder under this Note or by law which Holder may deem necessary or advisable to accomplish the purposes of this Note.  Maker hereby confirms and ratifies any and all actions and things performed or done by Holder as Maker’s attorney-in-fact or any of its representatives in each case pursuant to the powers granted hereunder. This special power of attorney shall be deemed coupled with an interest, and cannot be revoked by Maker until all of the obligations under this Note have been paid in full.

(h)          Maker shall permit representatives of Holder to visit and inspect the Plant and to discuss Maker’s affairs, finances and accounts with Maker’s directors and officers at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Maker.

(i)           Maker shall maintain, with financially sound and reputable insurance companies not affiliates of Maker, insurance with respect to the assets located at the Plant against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, which insurance shall in any event be reasonably satisfactory to Holder.   In the event that any proceeds relating to a casualty event are received from the insurer in respect of the insurance policies described in this subsection (i), such proceeds shall be promptly applied by Maker to repair or replace the assets that were the subject of such casualty event.

(j)           Holder acknowledges that its rights under this Section 5 are subject to the lease with respect to the Plant (a copy of which shall be made available to Holder upon written request to the Company) and the rights of the lessor thereunder, including any liens that may arise due to nonpayment of rent, mechanics’ liens for work performed or otherwise.

6.           Events of Default.  An “Event of Default” shall occur if:

(a)          The Maker shall default in the payment of the principal of or interest payable on this Note, when and as the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise and such default shall continue un-remedied for ten (10) business days;

(b)          The Maker shall fail, in any material respect, to observe or perform any covenant or agreement contained in this Note or the Note and Warrant Purchase Agreement issued pursuant thereto and such failure shall continue for ten (10) business days after the Maker receives notice of such failure;

(c)          Any material representation, warranty, certification or statement made by or on behalf of the Maker in this Note or the Purchase Agreement or in any certificate, writing or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made, taking into consideration any applicable cure period thereunder;

(d)          An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (a) relief in respect of Maker or of a substantial part of Maker’s respective property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law (any such law, a “Bankruptcy Law”), (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a substantial part of the property or assets of the Maker, or (C) the winding up or liquidation of the Maker, and such proceeding or petition shall continue un-dismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered;

(e)          the Maker shall (A) voluntarily commence any proceeding or file any petition seeking relief under a Bankruptcy Law, (B) consent to the institution of or the entry of an order for relief against it, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition thereof, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a substantial part of the property or assets of the Maker, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (G) take any action for the purpose of effecting any of the foregoing; or

(f)          any material provisions of this Note or the Purchase Agreement shall become void or unenforceable or the Maker shall so assert in writing.

7.           Suits for Enforcement.

Upon the occurrence of any one or more Events of Default, the holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in the Purchase Agreement or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right it may have as a holder of this Note.

8.           Legal Holiday.  If any payment pursuant to this Note shall be due on a Saturday, a Sunday or a day which is a legal holiday in Baltimore, Maryland, such payment shall be made without default on the next succeeding day which is a business day, but any interest-bearing portions of the payment shall continue to accrue interest until payment during the extension.

9.           No Waiver.  The rights and remedies of Holder hereunder shall be cumulative and concurrent and may be pursued singularly, successively or together at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur, and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same or any other right or remedy.

10.         Use of Proceeds.  Maker hereby declares, represents, and warrants that the indebtedness evidenced hereby is made for the purpose of acquiring or carrying on a business, professional, or commercial activity.

11.         Assignment; Successors and Assigns.  Except with the prior written consent of Maker in its sole and absolute discretion, this Note may be not be assigned by Holder to any person or entity; provided, however, that nothing herein shall limit the transferability of Common Stock received upon conversion of all or any part of this Note.  This Note shall inure to the benefit of and be enforceable by Holder and Holder’s successors and permitted assigns, and shall be binding and enforceable against Maker and Maker’s successors and assigns.

12.         Governing Law; Amendments.  This Note shall be governed by and construed under and in accordance with the laws of the State of New York.  This Note may be amended, supplemented or modified only by written instruction duly executed by or on behalf of the Holders of 50% of the total Outstanding Balances under the Notes.

13.         Accredited Investor Status.  Holder hereby represents that Holder (as appropriate) is an “accredited investor” as such term is defined in Rule 501 under the Act, and understands that the Maker is relying on such representations in issuing this Note pursuant to an exemption from registration under the Act.

14.         Venue.  Maker irrevocably consents to the non-exclusive jurisdiction of the federal and state courts located in the State of Maryland.  Maker agrees that venue shall be proper in any federal court located in the State of Maryland selected by Holder and waives any right to object to the maintenance of a suit in any of the state or federal courts located in the State of Maryland on the basis of improper venue or of inconvenience of forum.

15.         Waiver of Jury Trial.  Maker (by execution of this Note) and Holder (by acceptance of this Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against Maker or Holder, or any successor or assign of Maker or Holder, on or with respect to this Note, or which in any way relates, directly or indirectly, to the obligations of Maker to Holder under this Note, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury.  MAKER AND HOLDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.  Maker and Holder acknowledge and agree that this provision is a specific and material aspect of the agreement between the parties and that Holder would not enter into the transaction contemplated hereby with Maker if this provision were not part of their agreement.

16.         Counterparts.  This Note may be executed in two counterparts, both of which together constitute one instrument.  This Note may be executed by delivery of an original executed counterpart signature page by facsimile transmission.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Note, or have caused this Note to be duly executed on their behalf, as of the day and year first hereinabove set forth.

MAKER:

NEW GENERATION BIOFUELS HOLDINGS, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

HOLDER:

Name of Individual or Entity

By:
Name:
Title:

Address: